Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of October 14, 2005 (this “Second Amendment”), is by and among NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party hereto (the “Guarantors”), the Lenders party hereto and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of June 18, 2004 (as previously amended and modified and as further amended, modified, supplemented or restated from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein); and

WHEREAS, the Credit Parties have requested certain amendments to the Credit Agreement and the Lenders have agreed to such amendments, subject to the terms hereof.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

AMENDMENTS

1.1 Amendment to Definition of Applicable Percentage. The pricing grid in the definition of “Applicable Percentage” set forth in Section 1.1 of the Credit Agreement is hereby amended and replaced in its entirety by the following pricing grid:

Level	Leverage Ratio	LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee	Alternate Base Rate Margin for Revolving Loans	LIBOR Rate Margin for Tranche B Term Loans	Alternate Base Rate Margin for Tranche B Term Loans	Commitment Fee
I	< 2.00 to 1.0	1.25%	0.25%	1.50%	0.50%	0.25%
II	> 2.00 to 1.0 but < 2.50 to 1.0	1.50%	0.50%	1.50%	0.50%	0.375%
III	> 2.50 to 1.0 but < 3.00 to 1.0	1.75%	0.75%	1.50%	0.50%	0.375%
IV	> 3.00 to 1.0 but < 3.50 to 1.0	2.00%	1.00%	1.50%	0.50%	0.50%
V	> 3.50 to 1.0	2.25%	1.25%	1.50%	0.50%	0.50%

1.2 Amendment to Definition of Cash Equivalents. The definition of “Cash Equivalents” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (ii) U.S. dollar denominated (or foreign currency fully hedged to U.S. dollar) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (v) obligations of any State of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (vi) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s, (vii) readily marketable tax-free municipal bonds of a domestic issuer rated Aaa by Moody’s, or AAA by S&P, and maturing within one year from the date of issuance (and investments in mutual funds investing primarily in those bonds), (viii) demand deposit accounts maintained in the ordinary course of business and (ix) money market accounts containing cash and Investments in the items set forth in clauses (i)-(viii) above.

1.3 Amendment to Section 2.8(b)(iv). Section 2.8(b)(iv) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iv) Debt Issuances. Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance other than the Senior Subordinated Convertible Notes, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (vii) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that it intends to use such Net Cash Proceeds to finance a Permitted Acquisition within 90 days of the receipt of such Net Cash Proceeds (provided that such 90 day period shall be extended to a total of 180 days from the date of receipt of such Net Cash Proceeds if (A) during such 90 day period any Credit Party enters into a definitive purchase agreement or binding letter of intent with respect to a Permitted Acquisition and (B) the Leverage Ratio as of the most recent fiscal quarter ended prior to such Debt Issuance is less than 3.0 to 1.0), it being expressly agreed that any Net Cash Proceeds not used in connection with a Permitted Acquisition within such applicable period (or used to repay Revolving Loans used to finance Permitted Acquisitions) shall be applied to repay the Loans and/or cash collateralize the LOC Obligations immediately following the end of such applicable period.

1.4 Amendment to Section 2.10(a). Section 2.10(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) The Borrower may, in the case of the Revolving Loans and the Tranche B Term Loan, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election. In addition, the Borrower may elect from time to time to convert LIBOR Rate Loans to Alternate Base Rate Loans by giving the Administrative Agent irrevocable written notice by 11:00 A.M. one Business Date prior to the proposed date of conversion. A form of Notice of Conversion is attached as Schedule 2.10. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof. LIBOR Rate Loans may only be converted to alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan.

1.5 Amendment to Section 5.9(b). Section 5.9(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Senior Leverage Ratio. At all times, the Senior Leverage Ratio during the following periods shall be less than or equal to:

Period	Maximum Ratio
Closing Date through April 30, 2005	3.50 to 1.0
May 1, 2005 through October 14, 2005	3.25 to 1.0
October 15, 2005 through April 30, 2008	3.00 to 1.0
May 1, 2008 and thereafter	2.75 to 1.0

1.6 Amendment to Section 6.11. Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.11 Restricted Payments.

Declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to the Borrower or a Domestic Subsidiary, (c) the Borrower may repurchase shares of its Capital Stock in respect of employee benefit plans and stock options in an aggregate amount not to exceed $5,000,000 during any fiscal year, (d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make regularly scheduled payments of interest in respect of Subordinated Indebtedness (including, without limitation, the Senior Subordinated Convertible Notes and the Additional Amount), (e) so long as no Default or Event of Default shall have occurred and be continuing and the Borrower demonstrates pro forma compliance with the financial covenants set forth in Section 5.9, the Borrower may repurchase shares of its Capital Stock and/or pay cash dividends in an aggregate amount during the term of this Credit Agreement not to exceed $35,000,000 plus 25% of Consolidated Net Income since the Closing Date, (f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make cash payments on the Senior Subordinated Convertible Notes as may be required pursuant to the terms thereof upon the conversion for cash at the option of the holders of the Senior Subordinated Convertible Notes and (g) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase the Senior Subordinated Convertible Notes on or after November 15, 2009 if required to do so by the holders thereof; provided that the payments referred to in clauses (f) and (g) shall be permitted only to the extent the Borrower can demonstrate (i) (A) that the Senior Leverage Ratio is less than (x) with respect to payments made on or prior to April 30, 2008, 3.00 to 1.0 and (y) with respect to payments made after April 30, 2008, 2.75 to 1.00, in each case on a pro forma basis after giving effect to such payment and (B) Availability of at least $25,000,000 after giving effect to such payment or (ii) that the Senior Leverage Ratio is less than 1.0 to 1.0.

SECTION 2

CLOSING CONDITIONS

2.1	Closing Conditions.

This Second Amendment shall become effective at such time as the following conditions shall have been satisfied (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. Receipt by the Administrative Agent of a copy of this Second Amendment duly executed by each of the Credit Parties and the Lenders.

(b) Corporate Documents. The Administrative Agent shall have received the following:

(i) Resolutions. Copies of resolutions of the Board of Directors or other comparable governing body of each Credit Party approving and adopting this Second Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, certified by an officer, general partner, manager, secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the date hereof; and

(ii) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the date hereof.

SECTION 3

MISCELLANEOUS

3.1 Amended Terms. The term “Credit Agreement” as used in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Second Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement and the other Credit Documents are hereby ratified and confirmed and shall remain in full force and effect according to their terms.

3.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Second Amendment.

(b) This Second Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Second Amendment.

(d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects as of the date hereof except for those which expressly relate to an earlier date.

(e) After giving effect to this Second Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g) Except as specifically provided in this Second Amendment, the Credit Party Obligations are not reduced or modified by this Second Amendment and are not subject to any offsets, defenses or counterclaims.

3.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

3.4 Instrument Pursuant to Credit Agreement. This Second Amendment is a Credit Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

3.5 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Second Amendment.

3.6 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Second Amendment, including, without limitation, the reasonable fees and expenses of Moore & Van Allen PLLC, and all previously incurred fees and expenses which remain outstanding on the date hereof.

3.7 GOVERNING LAW. THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.

3.8 Counterparts/Telecopy. This Second Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of the Second Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

3.9 Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.10 Consent to Jurisdiction; Service of Process; Arbitration; Waivers of Jury Trial and Consequential Damages. The jurisdiction, service of process, arbitration and waiver of jury trial and consequential damages provisions set forth in Sections 9.13, 9.14 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

3.11 Entirety. This Amendment and the other Credit Documents embody the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Second Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	NCI BUILDING SYSTEMS, INC.

	By:	/s/ Norman Chambers
Norman Chambers
President and Chief Operating Officer

GUARANTORS:	NCI OPERATING CORP.
STEELBUILDING.COM, INC.

	By:	/s/ Norman Chambers
Norman Chambers
President and Chief Operating Officer

METAL COATERS OF CALIFORNIA, INC.

	By:	/s/ Norman Chambers
Norman Chambers
President

A & S BUILDING SYSTEMS, L.P.
NCI BUILDING SYSTEMS, L.P.
METAL BUILDING COMPONENTS, L.P.
NCI GROUP, L.P.

NCI OPERATING CORP.,
as General Partner

	By:	/s/ Norman Chambers
Norman Chambers
President and Chief Operating Officer

NCI HOLDING CORP.

By:	/s/ Fred E. Schubert
Fred E. Schubert
President and Assistant Secretary

ADMINISTRATIVE AGENT
AND LENDERS:	WACHOVIA BANK, NATIONAL
ASSOCIATION,
as Administrative Agent and as a Lender

	By:	/s/ Leanne S. Phillips
Leanne S. Phillips
Director

,
as a Lender

By:
Name:
Title: